Exhibit 99.1
                                                                    ------------


Journalist/Media Contact:
Michael Binko
Xybernaut Corporation
(703) 631-6925
publicrelations@xybernaut.com



              XYBERNAUT(R) ANNOUNCES COMPLETION OF AUDIT COMMITTEE
               INVESTIGATION, BOARD'S ADOPTION OF RECOMMENDATIONS

                Actions Taken Include Removal of Certain Company
           Officers, Appointment of Retired General William Tuttle as
   Interim Chairman and CEO and Resignation of Grant Thornton LLP as Auditors


FAIRFAX, VA - APRIL 19, 2005 -- Xybernaut Corporation (NASDAQ: XYBRE) announced today that its previously disclosed Audit Committee Investigation had been completed and reached the following determinations, among others:

1. The Company's Chairman and CEO, Edward G. Newman, improperly used substantial Company funds for personal expenses and failed properly to substantiate expenses charged to the Company.

2.       Members of the CEO's  family  employed  by the  Company  were hired and
         evaluated/not   evaluated  in  direct   violation   of  the   Company's
         anti-nepotism policy and constituted a "protected class" of employees.

3. The employment of certain members of the CEO's family was not disclosed in SEC filings as required by SEC disclosure regulations.

4. There has been a lack of adherence to effective disclosure controls governing the Company's public disclosures and the issuance of press releases.

5. Major transactions were entered into by certain members of senior management in violation of Company internal controls. Certain members of senior management failed properly to advise the Board of material financial conditions regarding major transactions.

6. Certain members of senior management failed to disclose to the Audit Committee and the Board written correspondence by the Company's former Chief Financial Officer outlining serious concerns over the breakdown of internal controls; and

7. Edward G. Newman and Steven A. Newman affirmatively impeded the Audit Committee's investigation in material respects.

In response to the Audit Committee's Report and Recommendations, the Board today approved the following actions:

1. Edward G. Newman was removed as Chairman of the Board and Chief Executive Officer of the Company, and from all other positions he holds with any Company subsidiaries or affiliates.

2. Steven A. Newman was removed as President and Chief Operating Officer of the Company, and Vice Chairman of the Board, and from all other positions he holds with any Company subsidiaries or affiliates.

3.       The Board formally  requested the  resignations of Edward G. and Steven
         A. Newman as Directors of the Company, but neither individual has agreed to resign from the Board at this time.

4. Retired General William Tuttle was appointed as the Company's Interim Chairman of the Board and Chief Executive Officer, while a search is conducted for new management.

5. The Board authorized the retention of financial experts to assist the Board in maximizing shareholder value.

6. In an effort to promote the independence of the Company's Board, three directors of the Company -- James J. Ralabate, Dr. Edwin Vogt and Martin Weisberg, each of whom provides other services for the Company -- offered to resign from the Board. The Board determined to defer its acceptance of these offers upon an orderly transition to a new Board.

The Company also announced that Grant Thornton LLP has resigned as the Company's independent auditors. The Company received a letter from Grant Thornton LLP on April 14, 2005, stating that Grant Thornton LLP has concluded that, in its professional judgment, it can no longer rely on management's representations and has resigned as the Company's registered independent accounting firm. On April 8, 2005, the Company advised investors and others that, based upon a letter the Company received from Grant Thornton LLP on April 6, 2005, no reliance should be placed upon certain of the Company's historical financial statements, together with the related audit reports the Company received from its outside auditors. In light of Grant Thornton LLP's resignation, the Company advises investors and others to continue to refrain from relying upon any of the Company's historical financial statements, together with the related audit reports the Company received from its outside auditors, Grant Thornton LLP.

The reports of Grant Thornton LLP on the Company's financial statements for the 2002 and 2003 fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, in connection with the audits of the Company's financial statements for fiscal years 2002 and 2003, and in the subsequent interim periods, there were no disagreements between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the matter in connection with its report.

However, as noted above, Grant Thornton LLP has now concluded that, in its professional judgment, it can no longer rely on management's representations. After Grant Thornton LLP was advised of the results of the Audit Committee investigation, Grant Thornton LLP advised the Audit Committee's counsel that certain members of senior management failed to disclose facts material to the financial statements and the weaknesses in the internal controls. The Audit Committee has discussed the basis for Grant Thornton LLP's conclusion with Grant Thornton LLP and has authorized Grant Thornton LLP to respond fully to the inquiries of any successor accountant concerning this subject. The Audit Committee has reviewed the Company's disclosure in this press release and in the Company's related Form 8-K with Grant Thornton LLP.

In light of Grant Thornton LLP's resignation as the Company's independent auditor and the other matters discussed above, the Company is unable to predict when new auditors will be selected and its Form 10-K will be filed.

ABOUT XYBERNAUT
Xybernaut Corporation is a leading provider of wearable/mobile computing hardware, software and services, bringing communications and full-function computing power in a hands-free design to people when and where they need it. Headquartered in Fairfax, Virginia, Xybernaut has offices and subsidiaries in Europe (Benelux, Germany, UK) and Asia (Japan, China, Korea). Visit the
Xybernaut Web site at www.xybernaut.com. Product photos are also available directly from Xybernaut.

Xybernaut and the Xybernaut logo are trademarks or registered trademarks of Xybernaut Corporation in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

                                      # # #

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company's products, general acceptance of the Company's products and technologies, competitive factors, timing, and other risks described in the Company's SEC reports and filings.